Exhibit 10.1

EXECUTION VERSION

STOCKHOLDER SUPPORT AGREEMENT

STOCKHOLDER SUPPORT AGREEMENT, dated as of March 8, 2021 (this “Agreement”), by and among New Beginnings Acquisition Corp., a Delaware corporation (“NBA”), and certain of the stockholders of Airspan Networks Inc., a Delaware corporation (the “Company”), whose names appear on the signature pages of this Agreement (each, a “Stockholder” and, collectively, the “Stockholders”).

WHEREAS, NBA, Artemis Merger Sub Corp., a Delaware corporation and wholly-owned subsidiary of NBA (“Merger Sub”), and the Company propose to enter into, simultaneously herewith, a business combination agreement in the form attached hereto as Exhibit B (the “BCA”; terms used but not defined in this Agreement shall have the meanings ascribed to them in the BCA), which provides, among other things, that, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of NBA; and

WHEREAS, as of the date hereof, each Stockholder owns of record the number (and class and series) of shares of Company Common Stock, Company Class B Common Stock and Company Voting Preferred Stock set forth opposite such Stockholder’s name on Exhibit A hereto (all such shares of Company Capital Stock and any shares of Company Common Stock, Company Class B Common Stock and Company Voting Preferred Stock of which ownership of record or the power to vote is hereafter acquired by the Stockholders prior to the termination of this Agreement being referred to herein as the “Shares”).

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.  Agreement to Vote. Each Stockholder, by this Agreement, with respect to its Shares, severally and not jointly, hereby agrees during the term of this Agreement, and regardless of whether or not there shall have been a Company Adverse Recommendation Change, to vote, at any meeting of the stockholders of the Company, and in any action by written consent of the stockholders of the Company (which written consent shall be delivered promptly, and in any event within twenty four (24) hours, after the Company requests such delivery), all of such Stockholder’s Shares held by such Stockholder at such time (a) in favor of the approval and adoption of the BCA and approval of the Merger and the other Transactions and (b) against any action, agreement or transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the BCA or that would reasonably be expected to result in the failure of the Merger or the other Transactions from being consummated. Each Stockholder acknowledges receipt and review of a copy of the BCA.

2.  Termination of Stockholder Agreements. Each Stockholder, by this Agreement, with respect to its Shares, severally and not jointly, hereby agrees to terminate, subject to the occurrence of, and effective immediately prior to, the Effective Time, provided that all Terminating Rights (as defined below) between the Company or any of the Company Subsidiaries and any other holder of Company Capital Stock shall also terminate at such time, (a) that certain Second Amended and Restated Investors’ Rights Agreement, dated as of December 14, 2020, by and among the Company and the stockholders of the Company named therein (the “Stockholder Agreement”), and (b) if applicable to such Stockholder, any rights under any letter agreement providing for redemption rights, put rights, purchase rights or other similar rights not generally available to stockholders of the Company (collectively, the “Terminating Rights”) between such Stockholder and the Company, but excluding, for the avoidance of doubt, any rights such Stockholder may have (i) under that certain Investor Rights Agreement, dated February 5, 2017, by and among Softbank Group Corp., Airspan Communications Limited and Airspan Spectrum Holdings Limited, or (ii) that relate to any commercial or employment agreements or arrangements between such Stockholder and the Company or any Company Subsidiary, which shall survive in accordance with their terms.

3.  Transfer of Shares. Each Stockholder, severally and not jointly, agrees during the term of this Agreement that it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), pledge, dispose of or otherwise encumber any of the Shares or otherwise agree to do any of the foregoing, except (i) pursuant to this Agreement or (ii) for a sale, assignment or transfer pursuant to the BCA or to another stockholder of the Company that is a party to this Agreement and bound by the terms and obligations hereof, (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Shares; provided that the foregoing shall not prohibit the transfer of the Shares by a Stockholder to an affiliate of such Stockholder, but only if such affiliate of such Stockholder shall execute this Agreement or a joinder agreeing to become a party to this Agreement.

4.  No Solicitation of Transactions.

(a)  Each of the Stockholders, severally and not jointly, agrees during the term of this Agreement not to directly or indirectly, through any officer, director, representative, agent or otherwise, (a) solicit, initiate, knowingly facilitate or knowingly encourage (including by way of furnishing non-public information), whether publicly or otherwise, any inquiries, offers or proposals with respect to, or the making of, any Company Acquisition Proposal, (b) engage in any negotiations or discussions concerning, or provide access to or furnish non-public information regarding, the Company’s or any Company Subsidiary’s properties, assets, personnel, books or records or any Confidential Information or data to, any person relating to a Company Acquisition Proposal or (c) enter into, engage in or maintain discussions or negotiations with respect to any Company Acquisition Proposal (or inquiries, proposals or offers or other communications that would reasonably be expected to lead to any Company Acquisition Proposal) or otherwise cooperate with or assist or participate in, or knowingly facilitate any such inquiries, proposals, offers, efforts, discussions or negotiations. Each Stockholder shall, and shall direct its representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Company Acquisition Proposal (other than the Transactions). Each Stockholder may respond to any unsolicited proposal regarding a Company Acquisition Proposal by indicating that such Stockholder is subject to the exclusivity agreements set forth in this Agreement and the Company is subject to the exclusivity agreements set forth in Section 7.05 of the BCA, and that such Stockholder is unable to provide any non-public information related to the Company or entertain any proposals or offers or engage in any negotiations or discussions concerning a Company Acquisition Proposal for as long as the BCA remains in effect.

(b)  Notwithstanding anything in this Agreement to the contrary, (i) no Stockholder, in its capacity as such, shall be responsible for the actions of the Company, any Company Subsidiary or the Company Board (or any committee thereof) or any officers, directors, employees or professional advisors (each in their capacity as such) of the Company or any Company Subsidiary, including any such persons that are also officers, directors, employees, representatives or agents of the Stockholder (the “Company Related Parties”), with respect to any of the matters contemplated by this Section 4, (ii) no Stockholder makes any representations or warranties with respect to the actions of any of the Company Related Parties with respect to any of the matters contemplated by this Section 4, (iii) any breach by the Company of its obligations under Section 7.05 of the BCA shall not be considered a breach of this Section 4 (it being understood, for the avoidance of doubt, that each Stockholder shall remain responsible for any breach by it or any officer, director, employee, representative or agent of it on its behalf (whether or not such person is also a Company Related Party) of this Section 4) and (iv) to the extent the Company complies with its obligations under Section 7.05 of the BCA and participates in discussions or negotiations with a person regarding a Company Acquisition Proposal in accordance with Section 7.05 of the BCA, the Company Related Parties (including any such Company Related Party that is an officer, director, employee, representative or agent of a Stockholder), in their capacities as such, may engage in discussions or negotiations with such person to the extent permitted under Section 7.05 of the BCA. For the avoidance of doubt, nothing in this Section 4(b) shall modify or otherwise limit the obligations of the Company pursuant to Section 7.05 of the BCA.

5.  Representations and Warranties. Each Stockholder, severally and not jointly, represents and warrants to NBA as follows:

(a)  The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby do not and will not (i) conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order applicable to such Stockholder, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, on the part of such Stockholder, (iii) result in the creation of any encumbrance on any Shares (other than under this Agreement, the BCA and the agreements contemplated by the BCA, including the other Ancillary Agreements) or (iv) conflict with or result in a breach of or constitute a default under any provision of such Stockholder’s governing documents.

(b)  As of the date of this Agreement, such Stockholder owns exclusively of record and has good and valid title to the Shares set forth opposite such Stockholder’s name on Exhibit A free and clear of any security interest, lien, claim, pledge, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind, other than pursuant to (i) this Agreement, (ii) applicable securities laws, (iii) the Company Certificate of Incorporation and the bylaws of the Company and (iv) the Stockholder Agreement, and as of the date of this Agreement, such Stockholder has the sole power (as currently in effect) to vote and right, power and authority to sell, transfer and deliver such Shares, and such Stockholder does not own, directly or indirectly, any other Shares.

(c)  Such Stockholder has the power, authority and capacity to execute, deliver and perform this Agreement and this Agreement has been duly authorized, executed and delivered by such Stockholder.

6. Termination. This Agreement and the obligations of the Stockholders under this Agreement shall automatically terminate upon the earliest of (a) the Effective Time, and (b) the termination of the BCA in accordance with its terms. Upon termination of this Agreement, neither party shall have any further obligations or liabilities under this Agreement; provided that nothing in this Section 6 shall relieve any party of liability for any willful material breach of this Agreement occurring prior to termination and the provisions of this Section 6 and Section 7 (other than Section 7(i)) shall survive any termination of this Agreement. The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement.

7.  Miscellaneous.

(a)  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(b)  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or e-mail addresses (or at such other address or email address for a party as shall be specified in a notice given in accordance with this Section 7(b)):

If to NBA, to it at:

New Beginnings Acquisition Corp.
c/o New Beginnings Sponsor, LLC
800 1st Street, Unit 1

Miami, FL 33139
Attention: Michael S. Liebowitz
Email: michael@m2afo.com

with a copy to:

Greenberg Traurig, P.A.
333 SE 2nd Avenue, Suite 4400
Miami, Florida 33131
Attention: Alan I. Annex, Esq.
Email: annexa@gtlaw.com

If to a Stockholder, to the address or email address set forth for Stockholder on the signature page hereof.

(c)  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(d)  This Agreement (together with the BCA, to the extent referred to in this Agreement) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), by any party without the express written consent of the other parties hereto.

(e)  This Agreement shall be binding upon and inure solely to the benefit of each party hereto (and their respective successors and permitted assigns). Except as set forth in Section 7(m) (as to which Merger Sub and the Company shall be third-party beneficiaries), nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. No Stockholder shall be liable for the breach by any other Stockholder of this Agreement.

(f)   The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

(g)  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement or the transactions contemplated hereby shall, to the fullest extent permitted by applicable Law, be heard and determined exclusively in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. To the fullest extent permitted by applicable Law, the parties hereto hereby (i) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement or the transactions contemplated hereby brought by any party hereto, and (ii) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. To the fullest extent permitted by applicable Law, each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. To the fullest extent permitted by applicable Law, each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (x) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (y) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (z) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(h)  This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(i)    At the request of NBA, in the case of any Stockholder, or at the request of the Stockholders, in the case of NBA, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(j)    This Agreement shall not be effective or binding upon any Stockholder until after such time as the BCA is executed and delivered by the Company, NBA and Merger Sub.

(k)  Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 7(k).

(l)    This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

(m) Each Stockholder shall permit and hereby consents to and authorizes NBA, Merger Sub and the Company to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that NBA, Merger Sub or the Company reasonably determines to be necessary in connection with the Merger or any of the other Transactions, a copy of this Agreement, such Stockholder’s identity and ownership of the Shares and the nature of such Stockholder’s commitments and obligations under this Agreement.

(n)  Each Stockholder signs this Agreement solely in such Stockholder’s capacity as a stockholder of the Company. No Stockholder makes any agreement or understanding in this Agreement in such Stockholder’s capacity (or in the capacity of any affiliate, partner or employee of such Stockholder) as a director or officer of the Company or any Company Subsidiary (if such Stockholder holds such office). Nothing in this Agreement will limit or affect any actions or omissions taken by a Stockholder (or any affiliate, partner or employee of such Stockholder) in his, her or its capacity as a director or officer of the Company or any Company Subsidiary, and no actions or omissions taken in any Stockholder’s capacity (or in the capacity of any affiliate, partner or employee of such Stockholder) as a director or officer of the Company or any Company Subsidiary shall be deemed a breach of this Agreement. Nothing in this Agreement will be construed to prohibit, limit or restrict a Stockholder (or any affiliate, partner or employee of such Stockholder) from exercising his or her fiduciary duties as an officer or director of the Company or any Company Subsidiary.

(o)  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(p)  Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Section” and “Exhibit” refer to the specified Section or Exhibit of or to this Agreement, (v) the word “including” means “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive (and, unless the context otherwise requires, shall be “and/or”), (vii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if” and (viii) the word “will” shall be construed to have the same meaning and effect as the word “shall”. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party. No summary of this Agreement prepared by a party hereto shall affect the meaning or interpretation of this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

NEW BEGINNINGS ACQUISITION CORP.

By:	/s/ Michael S. Liebowitz
Name:	Michael S. Liebowitz
Title:	Chief Executive Officer

[Signature page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Oak Investment Partners XI, LIMITED PARTNERSHIP

By: Oak Associates XI, LLC, its General Partner

By:	/s/ Bandel Carano
Name:	Bandel Carano
Title:	Managing Member
Address:

Oak Investment Partners XIII, LIMITED PARTNERSHIP

By: Oak Associates XIII, LLC, its General Partner

By:	/s/ Bandel Carano
Name:	Bandel Carano
Title:	Managing Member
Address:

SOFTBANK GROUP CAPITAL LIMITED

By:	/s/ Alex Clavel
Name:	Alex Clavel
Title:	Director (Alternate to Marcelo Claure)
Address:

Qualcomm Incorporated

By:	/s/ Adam Schwenker
Name:	Adam Schwenker
Title:	VP & Legal Counsel
Address:

[Signature page to Stockholder Support Agreement]

EXHIBIT A

LIST OF STOCKHOLDERS

Name of Stockholder	Number of Shares of Company Common Stock Owned	Number of Shares of Company Class B Common Stock Owned	Number (and Class and Series) of Shares of Company Voting Preferred Stock Owned
Oak Investment Partners XI, Limited Partnership	0	0	Series D Preferred Stock: 721,643 Series F Senior Preferred Stock: 162,141 Series G Senior Preferred Stock: 285,339
Oak Investment Partners XIII, Limited Partnership	0	128,133	Series F Senior Preferred Stock: 23,163 Series G Senior Preferred Stock: 134,512 Series H Senior Preferred Stock: 56,910
Softbank Group Capital Limited	0	0	Series E Senior Preferred Stock: 265,799 Series H Senior Preferred Stock: 48,780
Qualcomm Incorporated	0	0	Series E Senior Preferred Stock: 32,965 Series F Senior Preferred Stock: 46,325 Series G Senior Preferred Stock: 65,040 Series H Senior Preferred Stock: 12,194

EXHIBIT B

Business Combination Agreement